Exhibit 99.1

H E I D R I C K & S T R U G G L E S

NEWS	FOR IMMEDIATE RELEASE

EILEEN A. KAMERICK JOINS HEIDRICK & STRUGGLES

AS CHIEF FINANCIAL OFFICER

CHICAGO (June 2, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced it has named Eileen A. Kamerick as chief financial officer.

“Eileen has diverse professional experience as an executive and chief financial officer across a number of very significant sectors,” said Heidrick & Struggles’ Chairman & Chief Executive Officer Thomas J. Friel. “Her impressive work with leading global companies will make her an important part of our team.”

Most recently, Kamerick, 45, was chief financial officer & executive vice president of Bcom3 Group, Inc., a leading international holding company specializing in advertising and marketing services. The Group, which owned prestigious global communications agencies, including Leo Burnett, was merged with Paris-based Publicis Groupe in 2002. Prior to that, Kamerick was chief financial officer and executive vice president at United Stationers, Inc.

Kamerick also has held senior finance and legal positions for BP Amoco Corporation, GE Capital AFS, and Whirlpool Corporation.

Currently, Kamerick sits on the Boards of Directors of Westell Technologies, Inc. and Stelmar Shipping.

Kamerick graduated Phi Beta Kappa from Boston College, received a law degree from the University of Chicago Law School, and holds an M.B.A. with honors in finance and international business from The Graduate School of Business of The University of Chicago. She also completed postgraduate work in English at Oxford University’s Exeter College.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff in Chicago at +1 312-496-1613 or esodorff@heidrick.com.